UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Southern First Bancshares, Inc.

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SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

We cordially invite you to attend the 2012 Annual Meeting of Shareholders of Southern First Bancshares, Inc., the holding company for Southern First Bank, N.A. At the meeting, we will report on our performance in 2011 and answer your questions. We look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 15, 2012, at The Poinsett Club at 807 East Washington Street, Greenville, South Carolina at 5:00 p.m. for the following purposes:

1.	To elect three members to the board of directors;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);
3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountant; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 30, 2012 are entitled to attend and vote at the Annual Meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting. If your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

R. Arthur Seaver, Jr. Chief Executive Officer

Greenville, South Carolina
April 13, 2012

SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 15, 2012

Our board of directors is soliciting proxies for the 2012 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The board of directors set March 30, 2012 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,841,812 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you hold your shares in street name, it is more important than ever that you cast your vote. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. New regulations; however, prohibit your broker from voting uninstructed shares on a discretionary basis in the election of directors. Abstentions and broker non-votes will not be considered to be either a vote in favor of or against the election of any director or any of the other proposals.

When you sign the proxy card, you appoint James B. Orders, III and Fred Gilmer, Jr. as your representatives at the meeting. Mr. Orders and Mr. Gilmer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Gilmer will vote your proxy "FOR" the election to the board of directors of all nominees listed below under "Election of Directors," "FOR" the approval of the compensation of our named executive officers as disclosed in theis proxy statement (this is a non-binding, advisory vote), and "FOR" the ratification of our independent registered public accountant. In addition, if any other matters come before the meeting, Mr. Orders and Mr. Gilmer will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 13, 2012.

Important Notice of Internet Availability. This proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2011 (our "2011 Form 10-K"), and the enclosed annual report overview are available to the public for viewing on the Internet at http://www.cfpproxy.com/6431. Directions to the Annual Meeting can be obtained by contacting Ms. Ellen Kish at 864.679.9000.

In addition, the above items and other filings made by the company with the Securities and Exchange Commission (the "SEC") are also available to the public on the SEC's website on the Internet at www.sec.gov.

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address. However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement, our 2011 Form 10-K and the enclosed annual report overview to shareholders at a shared address to which a single copy of the documents was delivered. Accordingly, shareholders should contact us at 864.679.9000 if they wish to receive any additional copy of our proxy materials.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current term of the Class I directors will expire at this Annual Meeting of Shareholders. The term of the Class II directors will expire at the 2013 Annual Meeting of Shareholders, and the term of the Class III directors will expire at the 2014 Annual Meeting. Our current directors and their classes are:

Class I	Class II	Class III
Mark A. Cothran	Leighton M. Cubbage	Andrew B. Cajka
Rudolph G. Johnstone, III, M.D.	David G. Ellison	Anne S. Ellefson
R. Arthur Seaver, Jr.	James B. Orders, III	Fred Gilmer, Jr.
	William B. Sturgis	Tecumseh Hooper, Jr.

Shareholders will elect three nominees as Class I directors at the Annual Meeting to serve a three-year term, expiring at the 2015 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected. Shareholders do not have cumulative voting rights with respect to the election of directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Gilmer will vote your proxy to elect Messrs. Cothran, Johnstone, and Seaver as Class I directors. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Orders and Mr. Gilmer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The board of directors unanimously recommends that you vote "FOR" the election of Mark A. Cothran, Rudolph G. Johnstone, III, M.D., and R. Arthur Seaver, Jr. as Class I directors.

Set forth below is certain information about the Class I nominees, each of whom is also a director of our subsidiary, Southern First Bank, N.A. (the "bank") and has been a director of the company since its formation in 1999.

Mark A. Cothran, 54, Class I director, is the president and owner of Cothran Properties, LLC, a real estate development company in Greenville, South Carolina. He has been with Cothran Properties, LLC since 1986. Mr. Cothran received his bachelor's degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He currently serves on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman. He is also the past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce's Economic Development Board, and on the Advisory Board of Greenville National Bank. He currently serves on the board of directors of General Wholesale Distributors, Inc. His extensive experience in real estate and development activities, along with his long term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Rudolph G. "Trip" Johnstone, III, M.D., 51, Class I director, is a physician who has practiced with the Cross Creek Asthma, Allergy, and Immunology medical clinic since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998. He is on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society. He has an extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhance his ability to contribute to the company as a director.

R. Arthur "Art" Seaver, Jr., 48, Class I director, is the Chief Executive Officer of our company and our bank. He has over 25 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank's deposit strategies prior to leaving to form Greenville First Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor's degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management. He is currently the board chair of the Palmetto Society for the United Way and a member of the board of the St. Francis Foundation. Mr. Seaver also serves as the Treasurer and member of the Executive Committee for the South Carolina Bankers Association. Past organizations that he has worked with include Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville

Convention and Visitors Bureau, the United Way, and the First Presbyterian Church. His experience with various local and nonprofit organizations provides him with a valuable understanding of our community.

Set forth below is information about our company's and bank's other directors each of whom has been a director of our company since our formation in 1999 and is also a director of our bank.

Andrew B. Cajka, 52, Class III director, is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a 1982 graduate of Bowling Green State University. He currently serves as vice chairman of the board for St. Joseph's High School, as chairman of the Greenville County Research and Technology Development board, and as a board member for the Metropolitan Arts Council. He is a past chairman and present treasurer of the Greenville Convention and Visitors Bureau and past chairman of the Greenville Tech Hospitality Board. He is a previous member of the BMW Nationwide Tournament advisory board. Mr. Cajka has served as a board member of the Urban League, Upstate Red Cross, and Thornblade Board of Governors. Mr. Cajka served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children's Hospital. He has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Leighton M. Cubbage, 59, Class II director, is the chairman of Serrus Capital Partners, a real estate investment company. Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships. He is a 1977 graduate of Clemson University with a bachelor's degree in political science. Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce. Mr. Cubbage was the chief executive officer of Champion Communications, Inc., a telecommunications company that filed for bankruptcy in July 2008. He currently serves on the board of Clemson Spiro College of Entrpeneuship. His leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the company as a director.

Anne S. Ellefson, 57, Class III director, is an attorney and shareholder with Haynsworth Sinkler Boyd, P.A., where she has practiced law since 1979. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor's degree and a 1979 graduate of the University of South Carolina School of Law. Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T. She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She currently serves on the Board of Governors of the South Carolina Bar Association and on the Board of Directors of the South Carolina Educational Television Endowment and South Carolina Technology & Aviation Center (SCTAC). She is also the past President of the South Carolina Bar Foundation. Her extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations give her useful insights and a valuable understanding of the key markets we serve.

David G. Ellison, 62, Class II director, recently retired as managing director of Northwestern Mutual Financial Network on December 22, 2010. He remains a Wealth Management Advisor with the same firm. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor's degree and a 1976 graduate of the Clemson-Furman University Program where he received a master in business administration. Mr. Ellison is serving a fourth term on the board of trustees of Furman University, where he is a former board chair. He is a past president of both the Furman Alumni Association and Furman Paladin Club. He has also served on the board of trustees for United Way of Greenville County. He is a prior commissioner of the Greenville Housing Authority. He has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

Frederick "Fred" Gilmer, Jr., 75, Class III director, is a retired senior vice president of our bank. He is a seasoned banker with over 50 years of experience in the financial services industry. Mr. Gilmer was involved with the organization of Southern Bank and Trust Company and has held executive positions with two other banks in the Greenville area. He graduated from the University of Georgia in 1958 and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970. He is a graduate of Leadership Greenville and has served numerous organizations, including the Greenville Rotary Club, the YMCA, the United Way, and the First Presbyterian Church. He also is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce. He brings to the board an intimate understanding of our business and organization, as well as substantial leadership abilities, banking industry expertise, and management experience.

Tecumseh "Tee" Hooper, Jr., 64, Class III director, is a private investor. Mr. Hooper is the chief executive officer of General Wholesale Distributors, LLC, a Trane HVAC distributor in the state of South Carolina. Mr. Hooper is also chairman of the board of FGP International Inc., an executive and temporary placement service company and Sign Crafters, USA, a sign manufacturing and service company. He is also a director of Peregrine Energy, Inc., an energy management company. Mr. Hooper was the president of Modern Office Machines/ IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a master in business administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League. Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and of the Patriots Point Development Authority in Charleston. His deep ties to the local community, varied business career in executive management, including serving on the board of a publicly traded company, and experience with key government agencies provide him with a valuable perspective as a director.

James B. Orders, III, 59, Class II director, is the chairman of our board of directors. Since 1986, he has been the president of Park Place Corporation, a company engaged in the manufacture and sale of mattresses to the wholesale market. Mr. Orders is chairman of Comfortaire Corporation and a director of Orders Realty Co., Inc., a real estate development and management company that is a wholly-owned subsidiary of Park Place Corporation. He attended Clemson University from 1970 until 1974. Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank. He currently serves on the board of Cox Industries. He has executive management experience in national sales markets in addition to experience in the South Carolina real estate market. His leadership abilities and long connection to the local community enhance his ability to serve on the board of directors.

William B. Sturgis, 77, Class II director, held various executive positions with W.R. Grace & Co. from 1984 until his retirement in 1997, including executive vice president of W.R. Grace's worldwide packaging operations and president of its North American Cryovac Division. Mr. Sturgis graduated from Clemson University in 1957 with a degree in chemical engineering and is a graduate of the Advanced Management Program at Harvard University. He is active with Clemson University, serving on the Foundation Board and the Engineering and Science Advisory Board. He is a Trustee of the First Presbyterian Church in Greenville. His extensive and varied experience in executive management, which includes an international company, and other board oversight experience, including that of a large public university, provides a valuable perspective as a director.

Other than R. Arthur Seaver, Jr., Chief Executive Officer of our company and our bank, whose information appears above in the list of directors, information regarding each of our executive officers is listed below.

Michael D. Dowling, 40, is an executive vice president and the chief financial officer of our company and our bank.  He has over 17 years experience in the banking industry.  Mr. Dowling was previously employed with KPMG LLP since 1994, where he served as an Audit Partner since 2005 and a member of KPMG's Financial Services practice.  Mr. Dowling has extensive experience working with public companies and financial institutions. He is a 1993 graduate of Clemson University, with a degree in Accounting and is a certified public accountant in South Carolina and North Carolina.

Frederick "Fred" Gilmer, III, 47, is an executive vice president and the senior lending officer of our bank. He has over 23 years of banking experience. From 1987 until 1999, Mr. Gilmer held various management positions with Wachovia Bank, N.A., including commercial lending, city executive, and vice president in private banking. Mr. Gilmer is a 1986 graduate of Clemson University with a bachelor's degree in management. He continues to be actively involved with Clemson University as a current member of the Board of Visitors and the Board of the College of Business and Behavioral Sciences. He has also served on the community boards of Bon Secours St. Francis Foundation and the Metro YMCA. He is a past chairman of the Cleveland Street YMCA and a graduate of Leadership Greenville. Mr. Gilmer is also involved with the Greenville Chamber of Commerce and serves as a member of the Board of The Family Effect. He is also active at Buncombe Street United Methodist Church, serving in various roles.

F. Justin Strickland, 48, is president of our company and our bank. He has over 27 years of banking experience. From 1985 until 1993, Mr. Strickland held various positions with The Citizens & Southern National Bank of South Carolina. From 1993 until November 2006, he was with Carolina First Bank. From 1999 until November 2006, he held the position of South Carolina Midlands Market President. Mr. Strickland is a 1985 graduate of the University of South Carolina with a bachelor's degree in finance and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1996. He is the past Chairman of the Greater Columbia Chamber of Commerce, the Children's Trust Fund of South Carolina, and the SC Bankers Association. He formerly held the position as treasurer of the Saluda Shoals Foundation and is a past member of the boards of Columbia

Urban League, Palmetto Health Foundation (past chairman), Junior Achievement (past chairman), the SC Bankers School (past chairman), and the Boy Scouts - Indiana Water Council. He is an active member of Saxe Gotha Presbyterian Church. He was a prior Chairman of the SC Bankers Association /Young Bankers Division where he received the SC Outstanding Young Bankers Award in 1999. He has been a member in the past with the Rotary Club, Sertoma Club, Business Association of Columbia, Salvation Army, and the United Way.

Family and Business Relationships. Dr. Rudolph G. Johnstone, III, director, is Fred Gilmer, Jr.'s stepson and Fred Gilmer, III, executive vice president, is Fred Gilmer Jr.'s son. No other director has a family relationship with any other director or executive officer of the company.

Director Mark Cothran serves on the board of directors for General Wholesale Distributors, a privately-held company, of which director, Tee Hooper, is the Chief Executive Officer.

PROPOSAL NO. 2:
NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

As amended by the American Recovery and Reinvestment Act of 2009, the Emergency Economic Stabilization Act of 2008 ("EESA") requires financial institutions participating in the U.S. Department of the Treasury's (the "Treasury") Capital Purchase Program ("CPP") to submit annually to shareholders a non-binding proposal for approval of executive compensation. We participate in the CPP. Shareholders therefore have the opportunity to vote on the executive compensation disclosed in this proxy statement. Specifically, the following resolution is hereby submitted for shareholder approval at the Annual Meeting:

"Resolved, that the compensation of executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.'s Proxy Statement for the 2012 Annual Meeting of Shareholders, as disclosed in accordance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the tabular and narrative compensation disclosures contained in the Proxy Statement for the 2012 Annual Meeting of Shareholders, hereby is approved."

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The vote by the shareholders will be a non-binding, advisory vote. The voting results will not be binding on the board of directors or the compensation committee or overrule or affect any previous action or decision by the board of directors or the compensation committee or any compensation previously paid or awarded. However, the board of directors and the compensation committee will take the voting results into account when they determine executive compensation decisions in the future.

The board of directors unanimously recommends a vote "FOR" approval of the compensation of the named executive officers as disclosed in this proxy statement.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders' Meetings

During the year ended December 31, 2011, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders' meetings, directors are encouraged to attend our annual shareholders' meeting. Ten of the eleven directors were present at the 2011 Annual Meeting of Shareholders.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and our principal accounting officer and controller. A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the company, at Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company's corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors' audit, personnel, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is the chairman's responsibility to guide the board as it provides leadership to our executive management and the chief executive officer's responsibility to manage the company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. Traditionally, the company has maintained the separateness of the roles of the chairman and the chief executive officer. In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Seaver is required to devote to managing the day-to-day operations of the Company. By having another director serve as chairman of the board of directors, Mr. Seaver will be able to focus his entire energy on running the company. This will also ensure there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

Our audit committee is primarily responsible for overseeing the company's risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the company's assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the company. The audit committee reports regularly to the full board of directors, which also considers the company's entire risk profile. The full board of directors focuses on certain significant risks facing the company and the company's general risk management strategy and on certain aspects of the company's general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company's needs.

Independence

Our board of directors has determined that Andrew B. Cajka, Jr., Mark A. Cothran, Leighton M. Cubbage, Anne S. Ellefson, David G. Ellison, Tecumseh Hooper, Jr., James B. Orders, III and William B. Sturgis are "independent" directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, as required by Item 407(a) of Regulation S-K.

Committees of the Board of Directors

The following chart shows the composition of the committees of our board of directors, the number of meetings held by each committee during 2011, and which directors are "independent" based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market. The audit committee, nominating & corporate governance committee, personnel committee and board risk committee are composed exclusively of independent directors.

Director	Independent	Board (12 Meetings)	Audit (7 Meetings)	Nominating & Corporate Governance (1 Meeting)	Personnel (3 Meetings)	Finance (12 Meetings)
Andrew B. Cajka, Jr.	•	•	• Chair			•
Mark A. Cothran	•	•			•	•
Leighton M. Cubbage	•	•	•	•	•
Anne S. Ellefson	•	•	•			•
David G. Ellison	•	•		• Chair	•	•
Fred Gilmer, Jr.		•				•
Tecumseh Hooper, Jr.	•	•	•			•
Rudolph G. Johnstone, III		•				•
James B. Orders, III	•	• Chair		•	•	• Chair
R. Arthur Seaver, Jr.		•				•
William B. Sturgis	•	•	•	•	• Chair

Audit Committee

The audit committee is composed of five independent directors, Messrs. Cajka, Cubbage, Hooper and Sturgis and Ms. Ellefson. The audit committee, which met seven times in 2011, has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee operates under a written charter, which is available on our website, www.southernfirst.com.

Nominating Committee

During 2011, our nominating committee was composed of four independent directors, Messrs. Cubbage, Ellison, Orders and Sturgis. The nominating committee recommends nominees for election to our board of directors at our annual meetings. The board of directors, including a majority of the independent directors, selects the nominees for election to the board of directors. We adopted a formal nominating committee charter in June 2004, which is available on our website, www.southernfirst.com. The nominating committee met one time in 2011. Directors recommended for re-election at our 2012 Annual Meeting of Shareholders were selected by our nominating committee. For directors previously elected by shareholders to serve on the board of directors and whose terms of service are expiring, the nominating committee considers whether to recommend to the board of directors the nomination of those directors for re-election for another term of service. The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the board of directors. Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board's current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•	successful business or professional experience;
•	various areas of expertise or experience which are desirable to the company's current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;
•	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
•	residence in the bank's service area;
•	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the company;
•	leadership and consensus building skills; and
•	a commitment to the success of the company.

We do not pay a third party to assist in identifying and evaluating director candidates.

Personnel Committee

Our personnel committee, which we also refer to as the compensation committee, is composed of five independent directors, Messrs. Cothran, Cubbage, Ellison, Orders and Sturgis. The compensation committee has the responsibility of annually reviewing all benefit plans of the bank as well as the performance of the chief executive officer. The committee met three times during 2011.

The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The personnel committee of the board of directors recommends all compensation and awards to executive and senior officers, which includes the chief executive officer, president, three executive vice presidents, and 14 senior vice presidents, to the entire board of directors for approval. Generally, on its own initiative the personnel committee reviews the performance and compensation of the chief executive officer and president and, following discussions with those individuals and, where it deems appropriate, Benmark or another appropriate compensation advisor, assists in determining their compensation levels. For the remaining executive and senior officers, the chief executive officer makes recommendations to the personnel committee that generally, with minor adjustments, have been approved. With respect to equity compensation awarded to others, the personnel committee, with the approval of the entire board of directors, grants restricted stock, generally based upon the recommendation of the chief executive officer, and has delegated option granting authority for non-executive officers to the chief executive officer. The personnel committee must also meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the company from such plans. The personnel committee must also certify that it has reviewed the senior executive officers' compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten the value of the company.

We have adopted a formal personnel committee charter which is available on our website at www.southernfirst.com.

AUDIT COMMITTEE MATTERS

Our audit committee is composed of five independent directors and operates under a written charter, which is available on our website at www.southernfirst.com. The board of directors has determined that Messrs. Cajka, Cubbage, Hooper, and Sturgis and Ms. Ellefson, are independent, under Rule 4350 of the corporate governance listing standards of The NASDAQ Global Market. None of the current members of the audit committee nor any other member of our board qualifies as an "audit committee financial expert" as defined under the rules of the SEC. As a relatively small public company, it is difficult to identify qualified candidates who meet all of the qualification of an audit committee financial expert and are willing to serve on our board of directors. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

Although none of the members of our audit committee qualify as "audit committee financial experts" as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee. The board of directors has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has discussed with them their independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

The report of the audit committee is included herein at the direction of its members Mr. Cajka, Mr. Cubbage, Mr. Hooper, Mrs. Ellefson, and Mr. Sturgis.

Audit and Related Fees

Elliott Davis, LLC was our auditor during the fiscal year ended December 31, 2011. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Audit Fees	$86,950	84,000
Tax Fees	9,900	25,475
All Other Fees	2,440	1,250
Total	$99,290	110,725

Audit Fees. This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and our quarterly reports on Form 10-Q.

Tax Fees. This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the company and its subsidiary. Included in tax fees for 2010 were fees related to cost segregation studies on certain buildings we own.

All Other Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2011 and 2010.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid to our three most highly compensated named executive officers, including our chief executive officer, for the years ended December 31, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
R. Arthur Seaver, Jr.	2011	$342,000	$-	$-	$35,100	$-	$123,762	$30,515	$531,377
Chief Executive Officer	2010	336,500	-	-	264,800	-	42,286	30,021	673,607
F. Justin Strickland	2011	230,000	-	-	35,100	90,000	45,948	31,328	432,376
President	2010	225,000	-	-	33,100	80,000	35,139	30,451	403,690
Frederick Gilmer, III	2011	175,000	-	-	35,100	55,000	33,466	30,839	329,405
Executive Vice President	2010	160,500	-	-	33,100	54,000	16,386	29,892	293,878

(1)	See the discussion of assumptions used in the valuation of stock and option awards in Note 18, "Warrants and Stock Options and Grant Plans" in the company's Annual Report on Form 10-K for the year ended December 31, 2011. Mr. Seaver's options awarded in 2011 and 2010 have a four year vesting period and were intended to provide incentive to achieve stock price appreciation over a long-term period. These option awards have been limited as necessary to comply with our TARP obligation.

(2)	Amounts awarded for each fiscal year under the Southern First Incentive Plan and related bonuses were paid in the subsequent fiscal year.

(3)	All other compensation includes the following items: (a) company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or ten percent of the total amount of perquisites received by such named executive officer.

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2011, as well as the related exercise prices and expiration dates. Options are granted pursuant to the plan. All stock option information has been adjusted to reflect all prior stock splits and dividends, including the ten percent stock dividend issued in 2012.

Outstanding Equity Awards at Fiscal Year End

	Option Awards			Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested	Vested

R. Arthur Seaver, Jr.	4,537	4,538	$5.60	01/20/2019	-	-
	24,200	72,600	6.24	01/19/2020	-	-
	-	10,420	6.56	01/18/2021
	-	1,679	6.61	01/18/2021
F. Justin Strickland	12,100	-	17.93	11/10/2016	-	-
	4,537	1,513	11.16	01/15/2018	-	-
	4,537	4,538	5.60	01/20/2019	-	-
	3,025	9,075	6.24	01/19/2020	-	-
	-	10,421	6.56	01/18/2021
	-	1,678	6.61	01/18/2021
Fred Gilmer, III	7,986	-	5.68	01/15/2012	-	-
	9,983	-	6.44	01/21/2013	-	-
	9,983	-	13.52	01/20/2014	-	-
	2,269	756	11.16	01/15/2018	-	-
	3,025	3,025	5.60	01/20/2019	-	-
	3,025	9,075	6.24	01/19/2020	-	-
	-	12,100	6.56	01/18/2021	-	-

(1)	All of the unvested options have an expiration date of ten years following the date of grant and vest in four equal increments on the first four anniversaries of the applicable date of grant.

Executive Compensation Arrangements

Employment Agreements

We entered into an employment agreement with Art Seaver on December 17, 2008, pursuant to which he serves as the chief executive officer and director of both our company and our subsidiary bank. The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years. As of March 20, 2012, Mr. Seaver receives a minimum annual salary of $410,000, plus his yearly medical insurance premium. He also receives an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Seaver's salary above this level, but not below it. He is eligible to receive an annual bonus of up to 5% of the net pre-tax income of our bank, if the bank meets performance goals set by the board of directors. Mr. Seaver's annual salary and bonus amounts are subject to the limitations imposed under the CPP due to the bank's participation in the program. He is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder. Additionally, Mr. Seaver participates in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

Mr. Seaver's employment agreement also provides that following termination of his employment and for a period of 12 months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within radius of 30 miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Seaver terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of the company as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

We also entered into employment agreements on December 17, 2008 with Justin Strickland to serve as president of our company and Fred Gilmer, III to serve as an executive vice president of the bank. Each agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years. As of March 20, 2012, Messrs. Strickland and Gilmer are paid a salary of $240,000 and $187,500, respectively, which may be increased annually by the board of directors. They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. Mr. Gilmer is entitled to receive either an automobile owned or leased by us or an automobile allowance of $700 per month and, until January 2012, Mr. Strickland received an automobile allowance of $750 per month. As of January 2012, Mr. Strickland received an automobile owned by the bank and no longer receives a monthly automobile allowance.

Each employment agreement also provides that during the term of employment and for a period of 12 months following termination, Messrs. Gilmer and Strickland may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Messrs. Gilmer or Strickland terminate their employment for good reason or if they are terminated following a change in control of our company, they will be entitled to severance compensation of their then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately.

On February 27, 2009, in connection with our participation in the CPP established by the Treasury under EESA, each of Messrs. Seaver, Strickland, and Gilmer, among others, entered into letter agreements with the company amending the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including any so-called "golden parachute" provisions) as may be necessary, during the period that Treasury owns any debt or equity securities of the company acquired pursuant to the CPP to comply with Section 111 of the EESA, including prohibitions on certain severance payments in connection with a termination of employment under certain circumstances and required to and a requirement to return to the company any bonus or incentive compensation paid to the named executive officer by the company during the covered period if such bonus or incentive compensation is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. These letter amendments were identical except that the letter amendment for Mr. Seaver also states that he is prohibited from receiving from the company any bonus, retention award, or incentive compensation until such time as Treasury ceases to own any debt or equity securities of the company acquired pursuant to the CPP, except for certain long term restricted stock payments and certain previously granted bonus payments to the extent permitted by EESA.

Salary Continuation Agreements

On October 30, 2006, the bank entered into Salary Continuation Agreements with Art Seaver and Fred Gilmer, III. These agreements were amended on December 17, 2008, and at which time, the bank entered into a Salary Continuation Agreement with Justin Strickland. Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before normal retirement age, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for the executive's lifetime with a 15 - year term certain period. Under the terms of the agreements, Mr. Seaver will receive an annual supplement retirement benefit of $250,000, Mr. Strickland will receive $200,000, and Mr. Gilmer, III will receive $100,000. The bank has other salary continuation agreements with eight senior officers pursuant to which each will receive an annual supplement retirement benefit of between $75,000 and $100,000.

Endorsement Split Dollar Agreements

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. We entered into endorsement split dollar insurance agreements effective January 1, 2009, with Messrs. Seaver, Strickland and Gilmer, III, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive's life. The executive's right to designate a beneficiary of the life insurance death benefit expires when the executive's employment terminates or when the executive attains age 65, whichever occurs first. The death benefit payable to the executive's beneficiary is the lesser of (x) 100% of the policy's net death proceeds, meaning the total death benefit minus the policy's cash surrender value, or (y) three times the executives salary. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive's beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank's non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current federal income tax law. The collection of death benefits on the life insurance policies, which is likewise tax free under current federal and state income taxation, is expected to enhance the company's return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

TARP Executive Compensation Restrictions

Under the terms of the CPP Purchase Agreement between us and the Treasury, we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury holds the equity we issued or may issue to the Treasury, including the common stock we may issue under the CPP warrant. These standards generally apply to our chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive and the next 20 most highly compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives and the next five most highly compensated employees; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

As our most highly compensated employee, Mr. Seaver is ineligible for any bonuses or incentive awards other than restricted stock as long as the equity issued under the CPP is held by the Treasury and he remains our most highly compensated employee. Any restricted stock awards made to Mr. Seaver while the Treasury holds our equity would be subject to the following limitations: (i) the restricted stock cannot become fully vested until the Treasury no longer holds the preferred stock, and (ii) the value of the restricted stock award cannot exceed one third of Mr. Seaver's total annual compensation. Specifically, certain option grants to Mr. Seaver have been limited as necessary to comply with our TARP obligation.

Our executive compensation arrangements also provide for post-termination benefits and change-in-control benefits through employment agreements and salary continuation agreements, as well as a potential death benefit under split dollar life insurance agreements for death occurring both before employment termination and before normal retirement age. These severance benefits will not be payable, however, for our five senior executive officers and our next five most highly compensated employees upon termination occurring while the equity issued under the CPP is held by the Treasury.

Equity Compensation Plan Information

The following table sets forth the equity compensation plan information at December 31, 2011. All stock option information has been adjusted to reflect all prior stock splits and dividends.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2000 Stock options(1)	399,913	$7.45	-
2010 Stock Incentive Plan - options	14,358	7.05	318,392
2006 Restricted Stock Plan	-	-	7,535
2010 Stock Incentive Plan - restricted stock	-	-	72,600
Total	414,271	$7.44	398,527

(1)	Under the terms of the Plan, no further awards may be granted, effective March 2010; however, the Plan will remain in effect until all awards have been exercised or forfeited and we determine to terminate the Plan. As of March 2010, any options that expire or are forfeited are eligible to be reissued as non-qualified stock option awards.

Director Compensation

The following table shows the fees paid to each of our non-employee directors for board meeting and committee meeting attendance in 2011. None of our non-employee directors received any stock awards or options, non-equity incentive plan compensation, deferred compensation or any other compensation for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash
Andrew B. Cajka, Jr.	$21,100
Mark A. Cothran	16,200
Leighton M. Cubbage	14,400
Anne S. Ellefson	18,600
David G. Ellison	18,700
Fred Gilmer, Jr.	16,200
Tecumseh Hooper. Jr.	19,200
Rudolph G. Johnstone, III	15,600
James B. Orders, III	20,600
William B. Sturgis	14,700
$175,300

In 2011, we paid each of our non-employee directors $600 for each board meeting they attended and $600 for each committee meeting they attended. The chairmen of the board and committees are paid an additional $100 for each meeting they attend.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 20, 2012, and includes the ten percent stock dividend issued in February 2012. Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Name and Address	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
Andrew B. Cajka, Jr.	15,634	1,512	0.45%
Mark A. Cothran	87,148	1,512	2.31%
Leighton M. Cubbage	111,427	1,512	2.94%
Anne S. Ellefson	14,121	1,512	0.41%
David G. Ellison	33,094	1,512	0.90%
Fred Gilmer, Jr.	53,037	1,512	1.42%
Tecumseh Hooper, Jr.	40,928	1,512	1.10%
Rudolph G. Johnstone, III	33,983	1,512	0.92%
James B. Orders, III	41,667	1,512	1.12%
R. Arthur Seaver, Jr.	39,508	58,231	2.51%
William B. Sturgis(5)	66,213	1,512	1.76%
Michael D. Dowling	6,831	2,750	0.25%
Frederick Gilmer, III	19,187	36,604	1.44%
F. Justin Strickland	14,335	34,031	1.25%
Sagus Partners, LLC (4)	376,762	-	9.81%
Wellington Management Company, LLP(5)	218,911	-	5.70%
Executive officers and directors as a group (14 persons)	577,111	146,736	19.99%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)	Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options, but does not include any unvested stock options.
(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 3,841,812 shares of common stock outstanding on March 20, 2012.
(4)	The mailing address for Sagus Partners, LLC is 3399 Peachtree Rd, Suite 2040, Atlanta, GA 30326. The Sagus Partners, LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Sagus Partners, LLC with the SEC on February 14, 2012.
(5)	The mailing address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The Wellington Management Company, LLP information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Wellington Management Company, LLP with the SEC on February 14, 2012.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. In the event the appointment of Elliott Davis, LLC is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders. We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The board of directors unanimously recommends that shareholders vote "FOR" the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the company and the bank and their affiliates. Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct. It is our policy that these transactions be on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and it is our policy that they be approved by a majority of disinterested directors.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $17.0 million at December 31, 2011.

Compensation/Benefits Committee Interlocks and Insider Participation.

Our board of directors had a personnel committee composed of Messrs. Sturgis, Cothran, Cubbage, Ellison, and Orders during 2011. No member of the personnel committee was an officer or employee of the company or any of its subsidiaries during the year ended December 31, 2011 or was formerly an officer or employee of the company or any of its subsidiaries, or had any independence issues otherwise requiring additional disclosure. Our Chief Executive Officer, however, did participate in deliberations regarding other executive officers. He was not involved in any decisions regarding his own compensation.

Interests of Management and Others in Certain Transactions

The bank has a land lease with a company owned by one of the bank's directors, Mr. Cothran, on the property for one of our branch offices, with monthly payments of $4,924. Beginning in 2006, the bank has also contracted with a company owned by Mr. Cothran to provide property management services for its four offices in the Greenville market. In addition, the bank has various consulting agreements with the director for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites. The bank paid Mr. Cothran and his related parties approximately $39,000 and $30,000 for these services during 2011 and 2010, respectively. The bank is of the opinion that the lease payments and management fees paid to Mr. Cothran represent market costs that could have been obtained in similar "arms length" transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2011, except that a Form 4 for Mr. Cajka was filed after the required period on two occasions due to untimely notification of the transactions, and a Form 4 for Messrs. Dowling and Sturgis was filed after the required period due to management oversight.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2013 Annual Meeting of Shareholders, they must deliver a written copy of their proposal to our principal executive offices no later than December 14, 2012. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the our proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 13, 2012

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
SOUTHERN FIRST BANCSHARES, INC.
to be held on May 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints James B. Orders, III. and Fred Gilmer, Jr., each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 15, 2012, at The Poinsett Club at 807 East Washington Street, Greenville, South Carolina, at 5:00 p.m., Eastern Standard time, and at any postponement or adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "FOR" Proposal No. 1 to elect the three identified directors to serve on the board of directors, (ii) "FOR" Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote); and (iii) "FOR" Proposal No. 3 to ratify the appointment our independent registered public accountant for the fiscal year ending December 31, 2012.

PROPOSAL to elect the three identified Class I directors.

Mark A.Cothran	Rudolph G. Johnstone, III, M.D.
R. Arthur Seaver, Jr.

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
listed (except as marked to the contrary)	to vote for all nominees

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

PROPOSAL to approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL to ratify the appointment of Elliott Davis, LLC as our independent registered public accountant for the fiscal year ending December 31, 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: , 2012	Dated: , 2012

Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.